Exhibit 21

EXHIBIT 12

SUBSIDIARIES OF UTAH MEDICAL PRODUCTS, INC.

Subsidiary Name	Jurisdiction of Organization	Business Name

Utah Medical Products Ltd.	Bermuda	Utah Medical Products

Columbia Medical & Surgical, Inc.	Oregon	Utah Medical Products

Abcorp Medical	Florida	Utah Medical Products

Femcare Group Limited	United Kingdom	Femcare Group

Femcare Holdings Limited	United Kingdom	n/a – not a trading entity

Femcare Nikomed Limited	United Kingdom	Femcare-Nikomed

Femcare Distribution Limited	United Kingdom	n/a – not a trading entity

Femcare Limited	United Kingdom	n/a – not a trading entity

Femcare Australia Ltd	Australia	Femcare Australia

Femcare Urology Limited	United Kingdom	n/a – not a trading entity

Utah Medical Products Canada Inc.	Canada	Femcare Canada